Exhibit 99.1

PRESSRELEASE
www.HelixESG.com

Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		08-010
	Contact:	Wade Pursell
Date: April 30, 2008	Title:	Chief Financial Officer
Helix Reports First Quarter Results
HOUSTON, TX — Helix Energy Solutions (NYSE: HLX) reported first quarter net income of $74.3 million, or $0.79 per diluted share, compared to $55.8 million, or $0.60 per diluted share reported for the first quarter of 2007.
Summary of Results
(in thousands, except per share amounts and percentages)

	First Quarter		Fourth Quarter
	2008	2007	2007
Revenues	$450,737	$396,055	$500,243

Gross Profit	120,879	135,615	70,058

	27%	34%	14%
Net Income	74,335	55,820	120,412	*
	17%	14%	24%

Diluted Earnings Per Share	$0.79	$0.60	$1.25	*

EBITDAX	$238,764	$166,461	$228,351
* Includes gain on Cal Dive’s acquisition of Horizon.
Owen Kratz, President and Chief Executive Officer of Helix, stated, “A few months ago we laid our budget assumptions for 2008. I am pleased to report first quarter was a strong operating quarter for us. Services performed better than our budget assumptions and production rates as well as commodity prices exceeded our budget assumptions. We also executed the first of the budgeted production sales in this quarter with others progressing as planned. ”

Financial Highlights
•
Revenues: The $54.7 million increase in year-over-year first quarter revenues was driven by increases in revenue from both Oil and Gas production and Contracting Services due primarily to continued market demand in the deepwater and an increase in year-over-year commodity prices.

•
Margins: Margins of 27% for the first quarter 2008 were 7 points lower than 34% in the first quarter of 2007 as Cal Dive experienced a seasonal margin decline, the Q4000 was out of service for upgrades, and we experienced a $14 million impairment at our Devil’s Island field.

•
Sale of Oil and Gas Interests: The Company sold 30% working interests in its Danny Noonan discoveries in two separate transactions for total cash consideration of approximately $165 million, an obligation of the purchaser to pay their 30% share of all related future capital expenditures and an obligation to pay up to an additional $20 million based on reaching production milestones. The first transaction for 20% closed March 31, 2008 and resulted in a gain of $61.1 million in the first quarter. The second transaction for 10% closed on April 23, 2008.

•
SG&A: $47.8 million increased $17.2 million over the same period a year ago due primarily to increased overhead to support our growth (particularly Cal Dive) and severance relating to the resignation of our former CEO. Excluding the severance, this level of SG&A was 9% of first quarter revenues, compared to 8% in the year ago quarter.

•	Equity in Earnings: $10.9 million is comprised of our share of earnings for the quarter relating to the Marco Polo facility and the Independence Hub facility.

•
Income Tax Provision: The Company’s effective tax rate for the quarter was 36.6%, compared to the 34% effective rate for last year’s first quarter due primarily to provision of deferred taxes relating to Cal Dive’s earnings.

•
Balance Sheet: Total consolidated net debt as of March 31, 2008 was $1.7 billion. This includes $335 million outstanding under Cal Dive’s term loan that was used to fund the cash portion of its acquisition of Horizon Offshore, which loan is non-recourse to Helix. Total consolidated net debt as of March 31, 2008 represents 46% net debt to book capitalization.

Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). The call, scheduled for 8:00 a.m. Central Daylight Time on Thursday, May 1, 2008, will be webcast live. If you wish to dial in to the call the telephone number is 888 791 6044 (Domestic) or 1-210-234-0006 (International). The pass code is Pursell. A replay will be available from the Audio Archives page on our website.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2007. We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2008	2007
	(Unaudited)

Net revenues:
Contracting services	$279,686	$265,088
Oil and gas	171,051	130,967

	450,737	396,055

Cost of sales:
Contracting services	220,186	178,055
Oil and gas	109,672	82,385

	329,858	260,440

Gross profit	120,879	135,615
Gain on sale of assets, net	61,113	—
Selling and administrative expense	47,784	30,600

Income from operations	134,208	105,015
Equity in earnings of investments	10,923	6,104
Net interest expense and other	26,046	13,012

Income before income taxes	119,085	98,107
Provision for income taxes	43,632	33,123
Minority interest	237	8,219

Net income	75,216	56,765
Preferred stock dividends	881	945

Net income applicable to common shareholders	$74,335	$55,820

Weighted Avg. Common Shares Outstanding:
Basic	90,413	89,994

Diluted	95,186	94,312

Earnings Per Common Share:
Basic	$0.82	$0.62

Diluted	$0.79	$0.60

Comparative Condensed Consolidated Balance Sheets
ASSETS

(in thousands)	Mar. 31, 2008	Dec. 31, 2007
	(unaudited)
Current Assets:
Cash and equivalents	$176,119	$89,555
Accounts receivable	404,008	512,132
Other current assets	122,720	125,582

Total Current Assets	702,847	727,269

Net Property & Equipment:
Contracting Services	1,618,051	1,507,463
Oil and Gas	1,776,719	1,737,225
Equity investments	207,579	213,429
Goodwill	1,087,904	1,089,758
Other assets, net	194,870	177,209

Total Assets	$5,587,970	$5,452,353

LIABILITIES & SHAREHOLDERS’ EQUITY

(in thousands)	Mar. 31, 2008	Dec. 31, 2007
	(unaudited)
Current Liabilities:
Accounts payable	$321,595	$382,767
Accrued liabilities	215,092	221,366
Income taxes payable	26,849	—
Current mat of L-T debt (1)	54,301	74,846

Total Current Liabilities	617,837	678,979

Long-term debt (1)	1,835,878	1,725,541
Deferred income taxes	626,946	625,508
Decommissioning liabilities	192,727	193,650
Other long-term liabilities	66,026	63,183
Minority interest	267,978	263,926
Convertible preferred stock (1)	55,000	55,000
Shareholders’ equity (1)	1,925,578	1,846,566

Total Liabilities & Equity	$5,587,970	$5,452,353

(1)
Net debt to book capitalization — 46% at March 31, 2008. Calculated as total debt less cash and equivalents ($1,714,060) divided by sum of total net debt, convertible preferred stock and shareholders’ equity ($3,694,638).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended March 31, 2008
Earnings Release:
Reconciliation From Net Income to Adjusted EBITDAX:

	1Q08	1Q07	4Q07
	(in thousands)

Net income applicable to common shareholders	$74,335	$55,820	$120,412
Cal Dive gains	—	—	(98,602)
Non-cash impairment and other unusual items	—	—	57,814
Preferred stock dividends	881	945	881
Income tax provision	43,523	28,617	37,552
Net interest expense and other	23,236	12,331	14,396
Depreciation and amortization	94,901	67,558	84,695
Exploration expense	1,888	1,190	11,203

Adjusted EBITDAX	$238,764	$166,461	$228,351

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. Adjusted EBITDAX margin is defined as adjusted EBITDAX divided by net revenues. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.